Exhibit 99.2

CF Acquisition Corp. V Announces Closing of $250 Million Initial Public Offering

New York, New York, February 2, 2021 – CF Acquisition Corp. V (Nasdaq: CFFVU, the “Company”) announced today that it closed its initial public offering of 25,000,000 units at $10.00 per unit, resulting in gross proceeds of $250,000,000. The units began trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CFFVU” on January 29, 2021. Each unit consists of one share of Class A common stock and one-third of one warrant. Each whole warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NASDAQ under the symbols “CFV” and “CFFVW,” respectively.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $250,000,000 was placed in trust. An audited balance sheet of the Company as of February 2, 2021 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (“SEC”).

Cantor Fitzgerald & Co. acted as the sole book running manager for the offering.

About CF Acquisition Corp. V

CF Acquisition Corp. V is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, but the Company intends to focus on industries where its management team and founders have experience, including the financial services, healthcare, real estate services, technology and software industries. CF Acquisition Corp. V is led by Chairman and Chief Executive Officer Howard W. Lutnick.

A registration statement relating to these securities was declared effective by the SEC on January 28, 2021. The offering has been made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the anticipated use of the net proceeds, are subject to risks and uncertainties, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.